UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 29, 2010

BRIGHAM EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500, Austin, Texas	78730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In November 2010, the Company’s Compensation Committee (the “Committee”) engaged an independent compensation consultant to conduct a competitive review of the Company’s executive compensation. On December 29, 2010, the Committee considered, among other things, the final report and recommendations presented to the Committee by the compensation consultant, and approved the items disclosed below in order to bring each named executive officer’s overall compensation up to more competitive overall compensation levels relative to individuals holding comparable positions in the Company’s peer group.

Effective January 1, 2011, the Committee approved base salary increases within the historical ranges for each of the Company’s named executive officers, with the exception of Mr. Ben M. Brigham, the Company’s Chief Executive Officer, President and Chairman of the Board.  Mr. Brigham’s base salary was increased approximately 19% to $525,000.

Additionally, the Committee approved target percentages of the base salaries for each named executive officer for both 2011 cash bonuses and long-term equity compensation. The Committee approved target percentages of 65% and 200%, respectively, for each of the named executive officers, except for Mr. Brigham. The Committee approved target percentages of 90% and 300%, respectively, for Mr. Brigham. The Committee has not yet formulated any specific performance criteria or goals for which 2011 cash bonuses or long-term equity compensation may be awarded. Further, the Committee has not yet determined the types of awards to be included in such long-term equity compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: January 4, 2011	By:	/s/ EUGENE B. SHEPHERD, JR.
Name: Eugene B. Shepherd, Jr.
Title: Executive Vice President & Chief Financial Officer